Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 15, 2016 relating to the consolidated financial statements and financial statement schedules as of December 31, 2015 and 2014 and for the each of the three years in the period ended December 31, 2015 of Gas Natural Inc. appearing in the Annual Report on Form 10-K of Gas Natural Inc. for the year ended December 31, 2015.

We also consent to the reference to us under the caption “Experts” in the Prospectus, which is a part of this Registration Statement.

/s/ MaloneBailey, LLP
MaloneBailey, LLP

Houston, Texas
March 28, 2016